EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of RedHawk Holdings Corp. of our report dated October 15, 2018, relating to our audit of the consolidated financial statements appearing in the Annual Report on Form 10-K of RedHawk Holdings Corp. for the year ended June 30, 2018.

/s/ POSTLETHWAITE & NETTERVILLE, APAC

Lafayette, Louisiana

August 20, 2019